EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES JANUARY CASH DISTRIBUTION

    Dallas, Texas, January 20, 2009 - U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.032755 per unit, payable on February 13, 2009, to unitholders of record on January 30, 2009.  The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in November.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,629,000	88,000	$ 3.41

Prior Month Distribution	2,147,000	69,000	$ 4.19

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that a payment for October 2008 production by a purchaser for approximately 268,000 Mcf was not received until December 2008.  The related cash receipt is included in the calculation of the January 2009 distribution.

    XTO Energy has advised the trustee that four wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $4,000,000, production expense of $2,149,000 and overhead of $855,000 in determining the royalty payment to the Trust for the current month.

  For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817/870-2800